EXHIBIT - NO. - 99.2


FROM:                                   FOR:
Swenson/Falker Associates Inc.          CNS, Inc.
1111 TCF Tower, 121 S. 8th Street       4400 W. 78th St.
Minneapolis, Minn.  55402               Bloomington, Minn. 55435
Contact-Curt Swenson 612/371-0000       Contact-  Richard E. Jahnke or
                                                  Daniel E. Cohen
                                                  612/820-6696

FOR IMMEDIATE RELEASE

CNS, INC., GETS FDA CLEARANCE TO MARKET BREATHE RIGHT(R) STRIPS
FOR TEMPORARY RELIEF OF NASAL CONGESTION AND STUFFY NOSE
- ------------------------------------------------------------

    MINNEAPOLIS, March 5 -- CNS, Inc., (NASDAQ/NM:CNXS) today announced that the U.S. Food and Drug Administration (FDA) has given it clearance to market Breathe Right(R) nasal strips for the temporary relief of nasal congestion and stuffy nose. The company had previously received clearance (in November 1995) to market the product for the reduction or elimination of snoring by improving nasal breathing.

    "This claim should be very helpful to our marketing efforts," said Daniel
E. Cohen, M.D., chairman and chief executive officer. "We can now promote the product's use in another very large market during the cold and allergy seasons. We believe that the drug-free nature of the Breathe Right strip will become a strong motivating factor for many consumers to purchase the product instead of using medications."

    Richard E. Jahnke, president and chief operating officer, said the company plans to continue to advertise the product primarily as a treatment for snoring during the next six months. "Advertising that emphasizes use of Breathe Right strips for the relief of nasal congestion is currently planned to begin early in the fall of 1996," Jahnke said. "That will coincide with the onset of the fall allergy season, back-to-school colds and the beginning of the NFL season, which further illustrates and reinforces the breathing application of the product."

    CNS, based in Minneapolis, designs, manufactures and markets consumer products, including the Breathe Right nasal strip. The Breathe Right strip improves breathing by reducing nasal airflow resistance. It can be effective in eliminating or reducing snoring, and for the temporary relief of nasal congestion and stuffy nose.

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03/05/96